UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2010

Kellogg Company

(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kellogg Square

Battle Creek, Michigan 49016-3599

(Address of principal executive offices, including zip code)

(269) 961-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Board of Directors of Kellogg Company (the “Company”) (and the independent members of the Board with respect to David Mackay) made compensation determinations with respect to the Company’s named executive officers, and the Compensation Committee of the Board adopted the 2010-2012 Executive Performance Plan, each as set forth below.

2010-2012 Executive Performance Plan. The Compensation Committee of the Board approved the 2010-2012 Executive Performance Plan (“2010-2012 EPP”) under which certain senior executives and other employees would be eligible to receive a portion of their long-term incentives in the form of performance shares based on the achievement of internal net sales growth and internal operating profit growth targets. Awards are paid in shares, except for amounts withheld by the Company for minimum statutory withholding requirements. In addition, the Board (and the independent members of the Board with respect to Mr. Mackay) granted 2010-2012 EPP target awards (“Awards”) of 34,500 shares for Mr. Mackay; 16,100 shares for Mr. Bryant; 8,300 shares for Mr. Davidson; 7,900 shares for Mr. Norman; and 4,100 shares for Mr. Mobsby. Participants in the 2010-2012 EPP have the opportunity to earn between 0% and 200% of their EPP target. Dividends are not paid on unvested EPP awards. A copy of the 2010-2012 EPP is attached as Exhibit 10.1 and is incorporated in its entirety into this Item.

Base Salary for Mr. Mackay. Effective April 1, 2010, the independent members of the Board approved a new base salary of $1,184,500 for Mr. Mackay (from $1,150,000).

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1.	2010-2012 Executive Performance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY

Date: February 23, 2010	/s/ Gary H. Pilnick
	Name:	Gary H. Pilnick
	Title:	Senior Vice President, General Counsel, Corporate Development and Secretary

EXHIBIT INDEX

10.1.	2010-2012 Executive Performance Plan.